Exhibit 5.2

11 September 2015

PRIVATE AND CONFIDENTIAL

To:	Allegion public limited company

Block D

Iveagh Court

Harcourt Road

Dublin 2

Ireland

Re:	Allegion public limited company (the “Issuer”) - Form S-3 Registration Statement

Ladies and Gentlemen:

1.	Basis of Opinion

1.1	We act as solicitors in Ireland for the Issuer. This Opinion is addressed to you in connection with the registration of the Notes (as defined below) with the Securities and Exchange Commission (“SEC”). We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement (as defined below) to be filed with the SEC and to the reference to this firm in the Registration Statement and the related prospectus under the heading “Legal Matters”. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended (the “Securities Act”).

1.2	This Opinion is given in connection with the Registration Statement on Form S-3 (including the prospectus included in and forming a part thereof, the “Registration Statement”) filed by the Issuer, Allegion US Holding Company Inc., Schlage Lock Company LLC and Von Duprin LLC with the SEC under the Securities Act relating to the issuance by the Issuer of an indeterminate amount of its debt securities (the “Notes”).

1.3	This Opinion is given on the basis that our client is the Issuer and we owe no duty of care to any person other than the Issuer. For the purposes of giving this Opinion we have taken instructions solely from the Issuer.

1.4	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction.

1.5	This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter and is subject to the assumptions and qualifications set out below.

1.6	In giving this Opinion, we have relied upon the Secretary’s Certificate and the Searches and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Secretary’s Certificate or the Searches is required of us.

1.7	For the purpose of giving this Opinion, we have examined a copy sent, by email in pdf or other electronic format, to us of the Registration Statement and the Secretary’s Certificate.

1.8	All words and phrases defined in the Registration Statement and not defined herein shall have the same meanings herein as are respectively assigned to them in the Registration Statement. References in this Opinion to:

(a)	“Board Resolutions” means the resolutions dated 2 September of the directors of the Issuer approving the Transaction, a certified extract of which are attached to the Secretary’s Certificate;

(b)	“Companies Act” means the Companies Act 2014 of Ireland;

(c)	“CRO” means the Irish Companies Registration Office;

(d)	“Indenture” means the indenture between the Issuer, Allegion US Holding Company Inc., Schlage Lock Company LLC, Von Duprin LLC and Wells Fargo Bank, National Association, as Trustee relating to the Notes, the form of which is set out as Exhibit 4.1 to the Registration Statement;

(e)	“Ireland” means Ireland exclusive of Northern Ireland and “Irish” shall be construed accordingly;

(f)	“Searches” means the searches listed in paragraph 1.9;

(g)	“Secretary’s Certificate” means a certificate of the Secretary of the Issuer, dated the date hereof, attaching in respect of the Issuer, inter alia, the following:

(i)	its certificate of incorporation;

(ii)	its memorandum and articles of association;

(iii)	its certificate of a public company entitled to commence business;

(iv)	the Board Resolutions; and

(h)	“Transaction” means the transactions contemplated by the Registration Statement.

1.9	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Issuer on the date of this Opinion:

(a)	on the file of the Issuer maintained by the Registrar of Companies in the CRO for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court for any petitions filed in respect of the Issuer.

1.10	This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof and anyone seeking to rely on this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion). This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practice of the Revenue Commissioners which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

2.1	Corporate status

The Issuer has been duly incorporated and is validly existing as a public limited company under the laws of Ireland.

2.2	Corporate capacity

The Issuer has all requisite corporate capacity, power and authority to issue Notes from time to time and to take all action as may be necessary to complete the Transactions.

2.3	Corporate authorisation

The entry into the Indenture, the issue of Notes and the filing of the Registration Statement and the consummation of the Transactions:

(a)	have been duly authorised by all necessary corporate action on the part of the Issuer; and

(b)	do not and will not violate, conflict with or constitute a default under (i) any law, order, rule, decree, statute or regulation of Ireland or (ii) the Memorandum and Articles of Association of the Issuer.

2.4	Authorisations and approvals

All necessary action required to be taken by the Issuer pursuant to the laws of Ireland has been taken by or on behalf of the Issuer and all the necessary authorisations, filings and approvals of governmental or regulatory authorities in Ireland have been duly obtained, for the entry into the Indenture, the issue of the Notes and the filing of the Registration Statement by the Issuer.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures, stamps and seals thereon, that any signatures are the signatures of the persons who they purport to be and that each original was executed in the manner appearing on the copy.

3.2	That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

3.3	That each director of the Issuer has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Act and the Articles of Association of the Issuer and none of the directors of the Issuer has any interest in the Transaction except to the extent permitted by the Articles of Association of the Issuer.

Accuracy of Searches and the Secretary’s Certificate

3.4	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the issuer or its assets.

3.5	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Secretary’s Certificate at the time they were made and at all times thereafter.

3.6	That the entry into the Indenture, the filing of the Registration Statement and the issue of the Notes:

(a)	did not, does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	did not, does not and will not result in any breach of any agreement, instrument or obligation to which the Issuer is a party; and

(c)	was not, is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

Solvency and Insolvency

3.7	That:

(a)	the Issuer is not unable to pay its debts within the meaning of Sections 509(3) and 570 of the Companies Act or any analogous provisions under any applicable laws; and

(b)	the Issuer will not as a consequence of doing any act or thing which the Registration Statement contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provision under any applicable laws.

3.8	That, upon the opening of any insolvency proceedings pursuant to Council Regulation (EC) No. 1346/2000 (the “EU Insolvency Regulation”), the Issuer will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Insolvency Regulation) in Ireland being the jurisdiction in which the Issuer has its registered office and will not have an “establishment” (being any place of operations where a company carried out a non-transitory economic activity with human means and goods) as defined in Article 2(h) of the EU Insolvency Regulation) outside Ireland.

Foreign Laws

3.9	That as a matter of all relevant laws (other than the laws of Ireland) all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the entry into the Indenture, the filing of the Registration Statement and the issue of the Notes have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s).

Governing law and jurisdiction

3.10	That under all applicable laws (other than those of Ireland) the choice of the laws of the State of New York as the governing law of the Notes (to the extent that they are expressed to be governed by the laws of the State of New York) is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

Prospectus Directive

3.11	In relation to each Member State of the European Economic Area (each, a “Relevant Member State”) no person has or will make an offer of Notes other than in circumstances falling within Article 3(2) of the Prospectus Directive (where the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State).

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

4.1	We express no opinion as to whether the Notes breach any other agreement or instrument.

4.2

We have not investigated the nature of or the title to property and assets the subject of the Transaction or insurance, merger/competition, regulatory or environmental status or compliance nor have we considered any implications or perfection or other requirements arising in respect thereof. Other than the Searches, we have not conducted any other searches whatsoever. We have conducted no due diligence nor checked the regulatory status or compliance of the Issuer or any of its affiliates or shareholders, or banks, or any other person. We have not conducted any due diligence on the status of any person or enquired or investigated as to whether they hold appropriate licenses or approvals. This qualification is without prejudice to the opinion set out at paragraph 2.4 above.

4.3	If any transfer of, or payment in respect of, the Notes is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the Notes or in respect of the relevant transfer or payment may be unenforceable or void.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX